Portec, Inc.
   Savings and Investment Plan
   Financial Report
   December 31, 1996

                                 C O N T E N T S



   INDEPENDENT AUDITOR'S REPORT              1

   FINANCIAL STATEMENTS

         Statements of net assets available for benefits
               (with fund information)       2 - 5

         Statements of changes in net assets available for benefits
               (with fund information)       6 - 9

         Notes to financial statements       10 - 13


   SUPPLEMENTAL SCHEDULES

         I     - Item 27(a) - Schedule of assets held for investment
                 purposes                    14

         VI    - Item 27(d) - Schedule of reportable transactions    15



                          INDEPENDENT AUDITOR'S REPORT


   To the Board of Directors,
   Board of Trustees and Administrative Committee
   Portec, Inc. Savings and Investment Plan
   Oak Brook, Illinois

   We have audited the accompanying statements of net assets available for benefits of Portec, Inc. Savings and Investment Plan (the Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Portec, Inc. Savings and

   Investment Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions as of or for the year ended December 31, 1996, are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits for each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


   McGladrey & Pullen, LLP
   Lincolnshire, Illinois
   February 21, 1997


   STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS


   (WITH FUND INFORMATION)
   December 31, 1996


                                                                                  T-Rowe           T-Rowe              T-Rowe
                                                                                   Price             Price              Price

                                                                                Associates        Associates         Associates
                                                      Portec                        New              Prime           Short-Term
                                                       Inc.

                                                      Common                      Horizons          Reserve              Bond
    ASSETS                                          Stock Fund                     Fund              Fund                Fund



   Investments, at fair value:
     Shares of registered investment companies     $          -              $    2,133,598   $     969,520       $     715,489

     Common stock                                       2,276,786                       -               -                   -

     Participants notes receivable                            -                         -               -                   -

                                                        2,276,786                 2,133,598         969,520             715,489


   Receivables:

     Employer's contribution                              483,944                       -               -                   -

     Participants' contributions                            3,889                     8,861           3,337               3,207
     Accrued interest                                         -                         -               -                   -

     Due from other funds                                   1,823                       831             677                 374


                                                          489,656                     9,692           4,014               3,581


             TOTAL ASSETS                               2,766,442                 2,143,290         973,534             719,070



   LIABILITIES
     Due to other funds                                       -                         -               -                   -


   NET ASSETS AVAILABLE

     FOR BENEFITS                                  $    2,766,442             $   2,143,290   $     973,534      $     719,070



   See Notes to Financial Statements.





         T-Rowe                T-Rowe                 T-Rowe
          Price                 Price                  Price

       Associates            Associates             Associates

         Equity              Small-Cap             International         Participant

         Income                Value                   Stock                Notes

          Fund                 Fund                    Fund              Receivable          Total




   $   4,746,100         $     357,193           $     357,349          $     -        $   9,279,249
             -                     -                       -                  -            2,276,786

             -                     -                       -              286,744            286,744

       4,746,100               357,193                 357,349            286,744         11,842,779



             -                     -                       -                  -              483,944

          15,800                 5,017                   4,737                -               44,848

             -                     -                       -                  940                940

           1,817                   195                     490                -                  -

          17,617                 5,212                   5,227                940            529,732



       4,763,717               362,405                 362,576            287,684         12,372,511



             -                     -                       -                6,207                -


   $   4,763,717         $     362,405          $     362,576       $     281,477      $  12,372,511



   STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
   (WITH FUND INFORMATION)

   December 31, 1995

                                                                       T-Rowe            T-Rowe            T-Rowe
                                                                        Price             Price             Price

                                                                      Associates         Associates         Associates
                                                    Portec               New              Prime            Short-Term
                                                     Inc.

                                                     Common             Horizons           Reserve             Bond

   ASSETS                                          Stock Fund             Fund               Fund              Fund


   Investments, at fair value:

     Shares of registered investment company     $         -         $   1,834,067       $   1,101,305    $     682,209

     Common stock                                    2,090,747                 -                   -                -

     Participants notes receivable                         -                   -                   -                -

                                                     2,090,747           1,834,067           1,101,305          682,209


   Receivables:

     Employer's contribution                           164,172                 -                   -                -

     Participants' contributions                         5,517               5,687               3,683            2,864

     Accrued interest                                      -                   -                   -                -

     Due from other funds                                1,686                 390                 572              329

                                                        171,375              6,077               4,255            3,193


             TOTAL ASSETS                             2,262,122          1,840,144           1,105,560          685,402



   LIABILITIES

     Due to other funds                                      -                 -                   -                -



   NET ASSETS AVAILABLE

     FOR BENEFITS                                  $   2,262,122     $   1,840,144       $   1,105,560      $   685,402





           T-Rowe            T-Rowe            T-Rowe
            Price             Price             Price

         Associates        Associates         Associates
           Equity          Small-Cap         International        Participant

           Income            Value               Stock               Notes

            Fund              Fund                Fund            Receivable           Total



      $   3,825,511     $     204,410      $     222,791         $       -         $   7,870,293

                -                 -                  -                   -             2,090,747

                -                 -                  -               215,383             215,383

          3,825,511           204,410            222,791             215,383          10,176,423



                -                 -                  -                   -               164,172

             10,484             3,189              3,528                 -                34,952

                -                 -                  -                   613                 613

              1,183               147                399                 -                   -

             11,667             3,336              3,927                 613             199,737


          3,837,178           207,746            226,718             215,996          10,376,160




                -                 -                  -                 4,706                 -




      $   3,837,178     $     207,746      $     226,718       $     211,290       $  10,376,160


   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
   (WITH FUND INFORMATION)

   Year Ended December 31, 1996

                                                   T-Rowe             T-Rowe              T-Rowe
                                                    Price              Price               Price

                                                  Associates          Associates         Associates

                                    Portec,           New                Prime            Short-Term
                                     Inc.
                                    Common          Horizons            Reserve              Bond

                                  Stock Fund          Fund                Fund               Fund


   Additions to net assets
     attributed to:

     Investment income:

       Net appreciation (depreciation)
       in fair value of
       investments             $     66,778       $    117,985        $      -            $   (14,474)

       Interest and dividends        17,724            194,421            54,119               41,605

                                     84,502            312,406            54,119               27,131



    Contributions:

      Employer's match              483,859                 -                -                    -


      Participants'                  63,557             160,220           84,387               69,061

                                    547,416             160,220           84,387               69,061



             Total additions        631,918             472,626          138,506               96,192



    Deductions from net assets
    attributed to benefits paid
    directly to participants        122,829              53,651          326,097               34,318



            Net increase (decrease)
            prior to interfund
            transfers               509,089             418,975         (187,591)              61,874



   Interfund transfers               (4,769)           (115,829)          55,565              (28,206)



            Net increase (decrease) 504,320             303,146         (132,026)              33,668


   Net assets available for benefits:

     Beginning of year            2,262,122           1,840,144        1,105,560              685,402


     End of year               $  2,766,442        $  2,143,290     $    973,534         $    719,070



   See Notes to Financial Statements.







         T-Rowe           T-Rowe           T-Rowe
          Price            Price            Price

        Associates       Associates       Associates

         Equity           Small-Cap      International     Participant

         Income            Value             Stock             Notes

          Fund              Fund              Fund           Receivable           Total




    $    495,368      $     42,554      $    33,405        $       -          $    741,616
         297,595            17,862            9,234             17,700             650,260

         792,963            60,416           42,639             17,700           1,391,876




             -                 -                -                  -               483,859

         283,411            83,082           74,637                -               818,355
         283,411            83,082           74,637                -             1,302,214



       1,076,374           143,498          117,276             17,700           2,694,090

         142,275             6,041            6,362              6,166             697,739




         934,099           137,457          110,914             11,534           1,996,351




         (7,560)            17,202           24,944             58,653                 -




        926,539            154,659          135,858             70,187           1,996,351





      3,837,178            207,746          226,718            211,290          10,376,160


   $  4,763,717       $    362,405     $    362,576       $    281,477        $ 12,372,511



   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
   (WITH FUND INFORMATION)
   Year Ended December 31, 1995

                                                          T-Rowe             T-Rowe             T-Rowe
                                                          Price               Price              Price

                                                        Associates           Associates        Associates

                                    Portec,                 New                 Prime           Short-Term
                                      Inc.

                                    Common                Horizons             Reserve             Bond

                                  Stock Fund                Fund                  Fund             Fund


   Additions to net assets
   attributed to:

     Investment income:

       Net appreciation (depreciation)
       in fair

         value of investments  $   (745,421)          $    536,820          $        -          $     20,472
         Interest and dividends         -                  191,707                58,591              43,621

                                   (745,421)               728,527                58,591              64,093


       Contributions:

     Employer's match               173,255                    -                     -                   -


     Participants'                   73,244                141,676                80,919              68,209

                                    246,499                141,676                80,919              68,209



             Total additions       (498,922)               870,203               139,510             132,302


   Deductions from net assets
   attributed to benefits paid
   directly to participants         392,826                361,869               176,908              41,077



             Net increase (decrease)
             prior to interfund
             transfers             (891,748)               508,334               (37,398)             91,225




   Interfund transfers              (53,250)                (2,485)               29,210             (65,562)



             Net increase
             (decrease)            (944,998)               505,849                (8,188)             25,663



   Net assets available for benefits:

     Beginning of year            3,207,120              1,334,295             1,113,748             659,739



     End of year               $  2,262,122           $  1,840,144          $  1,105,560        $    685,402







         T-Rowe          T-Rowe           T-Rowe
          Price           Price            Price

       Associates      Associates        Associates

         Equity         Small-Cap       International     Participant

         Income          Value             Stock             Notes

          Fund           Fund               Fund           Receivable            Total






   $    827,397     $     24,815       $    12,398       $        -          $    676,481
        234,376            9,321             6,714             14,456             558,786

      1,061,773           34,136            19,112             14,456           1,235,267





            -                -                 -                  -               173,255
        246,217           71,665            74,564                -               756,494

        246,217           71,665            74,564                -               929,749


       1,307,990          105,801            93,676             14,456           2,165,016




         884,506            2,331             5,873              9,040           1,874,430




         423,484          103,470            87,803              5,416             290,586



         15,416            25,587            39,711            11,373                  -



        438,900           129,057           127,514            16,789              290,586





      3,398,278            78,689            99,204           194,501           10,085,574


   $  3,837,178      $    207,746      $    226,718      $    211,290         $ 10,376,160




   Significant Accounting Policies


   Investment valuation and income recognition: The Portec, Inc. Savings and Investment Plan's (the Plan) investments are stated at fair value. Investments in shares of registered investment company are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Investments in the Portec, Inc. (the Employer) common stock are valued at its quoted market price. Participant notes receivable are valued at face value, which approximates fair value. Purchases and sales of securities are recorded on trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.


   Payment of benefits:  Benefits are recorded when paid.


   Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


   Plan Description


   The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.



   General: The Plan, as amended, is a defined contribution plan covering all full-time salaried and hourly employees of the Employer and its affiliates. Employees are eligible to participate on the first day of the calendar month following the attainment of age 21 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has been amended to comply with the Tax Reform Act of 1986 and subsequent revenue acts.


   Contributions: Each year, participants may contribute from 1 percent up to 15 percent, in whole percentages, of annual compensation, as defined in the plan. The Employer contributes a percent of the first 6 percent of eligible compensation that a participant contributes to the plan, as defined. The Employer receives a federal tax deduction for amounts contributed to the Plan subject to certain limitations. The Employer's matching percentage ranges from 30 percent to 100 percent depending on the ratio of the Employer's consolidated net income for the Plan year to its consolidated net sales for the Plan year, as defined in the Plan document. For a ratio up to 3.8 percent, the Employer contribution is 30 percent. The contribution gradually increases to 100 percent as the ratio increases to 8.6 percent. For the plan years ended December 31, 1996 and 1995, the ratio was 7.1 percent and 3.0 percent, respectively. The corresponding match on the first 6 percent of the participant's eligible compensation that a participant contributed for December 31, 1996 and 1995, was 80 percent and 30 percent, respectively, as defined. The Plan permits the Employer to modify this formula provided it is amended prior to December 15 of the preceding Plan year. Additional amounts may be contributed at the option of the Employer's Board of Directors. Contributions are subject to certain limitations.



   Note 2.     Plan Description (Continued)


   Participant accounts: Each participant's account is credited with participant contributions, the Employer's matching contribution, if any, and an allocation of investment earnings. The allocation is based on the participant's account balance, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.


   Vesting: Participants' and employer's contributions and earnings thereon are immediately vested.


   Payment of benefits: Generally, upon termination of service for any reason, a participant may elect to receive a lump-sum amount equal to the value of the participant's account. At the attainment of age 59-, subject to certain limitations as defined, the participant may make withdrawals from his account of the amounts attributable to pretax contributions and Employer contributions, increased by any gains and earnings and decreased by any losses attributable thereto and distributions made therefrom. The method of payment, whether in cash or stock, is subject to certain conditions and elections as defined in the Plan document. Distributions from the Plan are subject to federal income tax rules and regulations.


   Investment options: Upon enrollment in the Plan, a participant may direct contributions in any of seven investment options. At December 31, 1996 and 1995, there were 453 and 420 employees, respectively, participating in the Plan. The funds are invested in shares of a registered investment company except for the Portec, Inc. Stock Fund which is invested in common stock of the Company.


   Portec, Inc. Common Stock Fund - Invests in common stock of Portec, Inc. and temporarily in short-term money market instruments. All of the Employer match is invested in this fund. At December 31, 1996 and 1995, there were 400 and 371, respectively, participants in this fund.

   T-Rowe Price Associates New Horizons Fund - Invests in common stock of small, rapidly growing companies in a broad range of
   industries.    At December 31, 1996 and 1995, there were 300 and
   270, respectively, participants in this fund.

   T-Rowe Price Associates Prime Reserve Fund - Invests in high-quality domestic and foreign money market securities, including U.S. Treasury bills and certificates of deposit that have an average maturity of 90 or fewer days. At December 31, 1996 and 1995, there were 189 and 181, respectively, participants in this fund.

   T-Rowe Price Associates Short-Term Bond Fund - Invests primarily in short-term U.S. Treasury notes and corporate bonds that have an average maturity of three or fewer years. At December 31, 1996 and 1995, there were 173 and 179, respectively, participants in this fund.

   T-Rowe Price Associates Equity Income Fund - Invests in a portfolio of common stocks of established companies that pay above-average dividends and have prospects of future dividend increases. At December 31, 1996 and 1995, there were 349 and 317, respectively, participants in this fund.

   T-Rowe Price Associates Small-Cap Value Fund - Invests primarily in common stocks of small companies which are believed to be undervalued at the time of purchase and to have potential for capital appreciation. At December 31, 1996 and 1995, there were 141 and 108, respectively, participants in this fund.



   Note 2.     Plan Description (Continued)


   T-Rowe Price Associates International Stock Fund - Invests in common stocks of large, established non-U.S. companies that are broadly diversified in Europe, the Far East, Australia, Canada, and other areas. At December 31, 1996 and 1995, there were 147 and 118, respectively, participants in this fund.


   Participants may change their deferral elections once per month and investment elections at any time.


   Participant notes receivable: Participants may borrow from their fund accounts a minimum of $200 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes Receivable Fund.
    Loan terms range from 1-5 years or up to 10 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Interest rates currently range from
   6.25 percent to 9.25 percent. Principal and interest is paid through payroll deductions.


   Related Party Transactions


   Certain Plan investments are shares of registered investment companies managed by T-Rowe Price Associates. T-Rowe Price Trust Company is the trustee, as defined by the Plan, and, therefore, these transactions qualify as party-in-interest. Furthermore, T-Rowe Price Retirement Plan Service, Inc. is providing plan administration services to the Plan. Fees are paid by the Employer. Certain other administrative expenses are paid by the Employer on behalf of the Plan. The amount of these expenses is not significant to the financial statements.


   As of December 31, 1996 and 1995, the Plan held 230,561 and
   217,220 shares, respectively, of Portec, Inc. common stock with a cost of $1,706,562 and $1,550,964, respectively, and a fair value of $2,276,786 and $2,090,747, respectively.


   During the year ended December 31, 1996, 33,458 shares of Portec, Inc. common stock were purchased at values ranging from $8.875 to $11.125 for a total of $297,026. In 1996, 20,117 shares of Portec, Inc. common stock were sold at values ranging from $8.875 to $11.125 for a total of $177,765.


   During the year ended December 31, 1995, 39,848 shares of Portec, Inc. common stock were purchased at values ranging from $9.50 to $13.25 for a total of $494,631. In 1995, 44,692 shares of Portec, Inc. common stock were sold at values ranging from $9.50 to $13.25 for a total of $489,780.


   Shares of the Company's common stock are either funded by the Company's authorized but not issued and outstanding shares or acquired through T. Rowe Price Financial Center, the Plan's broker.


   The fair values of the Portec, Inc. common stock are determined by and all purchases and sales of the stock are transacted on the New York Stock Exchange.


   Plan Termination


   Although it has not expressed any intent to do, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.


   Tax Status


   The Internal Revenue Service has determined and informed the Employer by a letter dated October 25, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan administrator and the Plan's tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.


   ITEM 27(a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
   December 31, 1996                                                                Schedule  I

                                                           Number of                       Fair

   (a)   Identity of Issue/Description of Investment        Shares        Cost            Value


   *     Portec, Inc. Common Stock                         230,561    $  1,706,562   $  2,276,786

         Shares held with registered investment company:
            T-Rowe Price Associates:

   *        New Horizons Fund                               98,006       1,620,008      2,133,598
   *        Prime Reserve Fund                             969,520         969,520        969,520
   *        Short-Term Bond Fund                           153,210         750,614        715,489
   *        Equity Income Fund                             210,563       3,447,592      4,746,100
   *        Small-Cap Value Fund                            18,261         302,771        357,193

   *        International Stock Fund                        25,895         320,783        357,349

                                                                         9,117,850     11,556,035


         Participant Notes Receivable (interest rates range
         from 6.25 percent to 9.25 percent)                                286,744        286,744

                                                                      $  9,404,594   $ 11,842,779


   *     Identifies a party known to be a party-in-interest.


   ITEM 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS

   Year Ended December 31, 1996                                                       Schedule VI


                                          Purchases                              Sales

                                    Total            Total      Total       Total        Total        Total
    Identity of Party Involved/   Number of        Purchase   Number of     Sales        Sales        Sales

    Description of Asset         Purchases           Cost        Sales       Cost       Proceeds      Gains


   Series of Transactions
   Shares of registered investment companies

     T-Rowe Price Associates

       New Horizon Fund              43         $  369,529        50      $  131,111   $ 187,983     $  56,872
       Prime Reserve Fund            47            240,019        33         371,804     371,804           -
       Equity Income Fund            41            633,558        50         156,264     208,337        52,073